Exhibit 10.5


	SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement
("Agreement") made as of the 1st day of May, 1998, between David
W. Wallace ("Executive") and Lone Star Industries, Inc., a
Delaware corporation having its principal office at 300 First
Stamford Place, Stamford, Connecticut 06912 and its successors and assigns ("Lone Star" or the "Company").
	W I T N E S S E T H :
WHEREAS, the Company and the Executive are parties to
an Amended and Restated Employment Agreement dated as of February
1, 1996 (the "Superseded Employment Agreement"), and desire to amend and restate the Superseded Employment Agreement in its entirety.
NOW, THEREFORE, in consideration of the mutual
promises, agreements and covenants hereby made, the mutual
benefits to be derived from this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and
restate the Superseded Employment Agreement as follows:
1.	Lone Star hereby employs Executive, and Executive
hereby accepts employment by Lone Star, on the terms and
conditions set forth in this Agreement for an initial term of twenty-six (26) consecutive months commencing as of the date hereof and ending on June 30, 2000 (the "Initial Term"), as
Chairman of the Board, with such duties as are specified in the
By-Laws of Lone Star and such other duties customary to the
position as may be assigned to Executive from time to time by the
Board of Directors of Lone Star.  Unless terminated pursuant to the other terms hereof, this Agreement shall continue in full force and effect after the Initial Term for successive terms of two years (each such term, and the Initial Term, a "Term").
2.	Lone Star shall pay Executive a salary ("Salary")
at the rate of $210,000 per annum until the effective date of termination of this Agreement.  Salary shall continue to be paid to Executive on the currently established pay periods of Lone
Star.  The Compensation and Stock Option Committee (or such other
Board committee as shall then be responsible for making such decisions or, if none, the full Board of Directors) may in its discretion consider increases in the Executive's Salary from time to time, and upon any such increase "Salary" for purposes hereof shall thereafter mean the Executive's salary as so increased notwithstanding any purported subsequent reduction thereof by any such committee or the Board.  In addition, the Compensation and
Stock Option Committee (or such other Board committee as shall then be responsible for making such decisions, or if none, the full Board of Directors) may in its discretion consider granting to the Executive from time to time such bonuses, stock options or other incentive compensation as it deems appropriate.
3.	(a)	(i)	Either party, by written notice to the
other at least six months prior to the expiration of the then current Term, may terminate this Agreement effective at the
expiration of such Term.  (ii) Lone Star, by written notice which sets forth the effective date of termination (which shall not be earlier than six (6) months after receipt of the written notice), may terminate this Agreement at any time for reasons (including without limitation disability of the Executive) other than Cause
(as hereinafter defined).
(b)	In the event that this Agreement is
terminated by the Executive pursuant to Section 4 below or Lone
Star terminates this Agreement pursuant to Section 3(a) above,
Executive shall be entitled to a severance payment in an amount equal to the Executive's Salary for the period from the effective date of the termination through the date one year (18 months, in the case of a termination pursuant to Section 4) after the
effective date of the termination (such period, the "Severance
Period"). Severance shall be paid in lump sum on the effective date of the termination.  In addition, the Executive shall
continue to receive life insurance and medical insurance under the Company's Executive Medical Plan for Active Employees (as in
effect as of the date of this Agreement) provided pursuant to
Sections 5 and 6 hereof during the Severance Period (which is in addition to, and not in lieu of, benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985
("COBRA")).  In furtherance and not in limitation of the
immediately preceding sentence, the Executive shall be deemed to have continued his employment at his Salary during the Severance
Period for purposes of vesting, eligibility and benefit accrual under any applicable Company employee pension plan (subject to the requirements of the Internal Revenue Code of 1986, as amended
(the "Code")).  In the event the Executive cannot receive any such credit under any Company employee pension plan because of limitations under the Code, within ninety days after the
expiration of the Severance Period, the Executive shall receive a lump sum payment from the Company equal to the present value of any additional benefits to which the Executive would have been entitled under any Company employee pension plan had the
Severance Period counted for purposes of vesting, eligibility and benefit accrual (discounted at 5% per annum).  Severance pay pursuant to this Section shall be in lieu of severance pay
pursuant to any Lone Star policy, except severance in respect of service as a director.
(c)	Lone Star shall have the right to terminate
this Agreement for Cause during the Initial Term and thereafter and (subject to Section 7 below) Executive shall not be entitled to receive severance pay pursuant to this Section or any other policy or agreement of Lone Star except severance in respect of service as a director.  Cause shall be construed to mean:
(1)  The willful and continued failure
by the Executive to substantially perform his duties with Lone
Star (other than any such failure resulting from his disability due to physical or mental illness) after a written demand for performance is delivered which specifically identifies the manner in which he has not substantially performed his duties, or
(2)	the willful engaging by Executive
in gross misconduct materially and demonstrably injurious to the
Company, monetarily or otherwise, or
(3)	conviction of fraud, theft or
embezzlement.
For purposes of this Section, no act, or failure
to act, shall be considered "willful" unless done, or omitted to be done, not in good faith or without reasonable belief that the action or omission was in the best interest of the Company.
The written demand in Section (c)(1) shall be
delivered to the Executive by the Board of Directors and shall set forth a reasonable period (not shorter than 30 business days)
in which Executive is expected to comply with said demand.  If
Executive does not comply thereafter, Lone Star shall have the right to terminate this Agreement upon seven (7) days' written notice to Executive.
4.	(a)	Lone Star hereby agrees not to: (i) change
the Executive's duties so that a reasonable man would interpret the change to be a demotion; or (ii) direct the Executive to relocate his office to a new location which is either in a State other than Connecticut or more than twenty-five (25) miles from
Stamford, Connecticut (excluding any relocation occurring prior to a Change in Control, as defined below, of the Executive's office (A) as a result of a relocation of Lone Star's operations presently located in Stamford, Connecticut, and (B) applicable to substantially all officers of Lone Star operating out of such location).  In the event Lone Star breaches its obligations in the immediately preceding sentence, Executive, at his option (and without limiting his remedies), can (if such demotion or
direction to relocate is not rescinded or corrected by the
Company within 30 days after written notice by Executive to the
Company, reasonably identifying, in the case of a demotion, the change in duties complained of) declare himself terminated for
"Good Reason" by giving written notice to Lone Star, Lone Star shall pay Executive severance pay and benefits as provided in
Section 3(b) of this Agreement.  In no event shall Executive be required to perform duties or to suffer relocation prohibited by this Section 4.
(b)	In the event of the Executive's physical or
mental incapacity, the Executive may declare himself terminated for "Incapacity" by giving written notice to Lone Star, Lone Star shall pay Executive severance pay and benefits as provided in
Section 3(b) of this Agreement.  "Physical or mental incapacity"
shall mean the inability of Executive by reason of a physical or mental illness to perform his duties hereunder for a period of 90 consecutive days or a total of 120 days in any twelve month period and such incapacity is determined by a physician selected by Executive (or his legal representatives) and reasonably
acceptable to the Company to be such as prevents Executive from performing adequately his normal duties to the Company.  During any period that the Executive is unable to perform his duties by reason of physical or mental incapacity, Executive shall continue to receive his full compensation and benefits hereunder.
5.	Executive shall participate in Lone Star's
employee benefit programs and plans in the same manner as other executive salaried employees of Lone Star and in accordance with the terms thereof.  Benefit programs and plans include, but are not limited to, life insurance, accidental death and
dismemberment insurance, hospital, medical, surgical and major medical insurance, dental insurance, short and long-term
disability insurance, 401(k) savings plan and pension plan for salaried employees and directors' and officers' liability
insurance ("Employee Benefit Plans").  Executive shall also
participate in Lone Star's vacation and holiday programs.  In addition to and not in limitation of the foregoing, and
notwithstanding the Company's policy with respect to other
employees, the Company shall, during their lives and whether or not the Executive's employment or this Agreement terminates (for
Cause or otherwise), provide the Executive with life and medical insurance and the Executive's spouse with medical insurance at no cost to the Executive or his spouse at least equal to the life and medical insurance provided to senior executive officers of the Company; provided however, the medical benefits provided to the Executive and his spouse shall be at least equal to the
medical benefits described in Exhibit A; provided further, the annual deductible for medical coverage described in Exhibit A is
$750 for each individual.  The Executive and his spouse are each entitled to receive monthly reimbursement of Medicare Part B premiums.
The Company agrees to use its best efforts to provide
the benefits listed on Exhibit A to the Executive and his spouse in a manner that will not result in any income inclusion under federal, state or local tax law.  To the extent any such income inclusion results to either the Executive or his spouse, the
Executive and his spouse (as the case may be) shall receive an annual payment from the Company to fully pay for the federal, state and local tax on such income inclusion (a "Gross-up
Payment") as well as any income inclusion from the Gross-up
Payment based on the highest marginal tax rate on the payment, so that neither the Executive nor his spouse have any tax liability as a result of participation in the Executive Medical Plan on
Exhibit A.  For each year, such payment shall be made no later than January 31st of the following year.
The Company shall maintain an insurance policy covering
the Executive Medical Plan to insure non-payment by the Company in accordance with the terms on Exhibit B.
This section shall survive any termination of this
Agreement.
6.	To the extent Executive voluntarily terminates his
employment at the end of any Term, he shall be entitled to
participate in Lone Star's employee benefit plans to the full extent that they may be provided to other retirees (and spouses, if applicable) including but not limited to the Pension Plan for
Salaried Employees, in the same manner as other salaried retirees of Lone Star and in accordance with the terms thereof.
7.	Following a Change in Control, as defined below,
the Executive, on thirty days written notice (which notice must be delivered within twelve months after the Company gives the
Executive notice of the Change in Control or the Executive has actual knowledge of such Change in Control), may terminate his employment with the Company.  Upon any such termination, the
Executive shall be entitled to lump sum severance pay in an
amount equal to thirty months' Salary.  In addition, the
Executive shall continue to receive life insurance and medical insurance under the Company's Executive Medical Plan for Active
Employees (as in effect as of the date of this Agreement)
provided pursuant to Sections 5 and 6 hereof during the Severance
Period (which is in addition to, and not in lieu of, benefit continuation under COBRA).  In furtherance and not in limitation of the immediately preceding sentence, the Executive shall be deemed to have continued his employment at his Salary during the
Severance Period for purposes of vesting, eligibility and benefit accrual under any applicable employee pension plan (subject to the requirements of the Code).  In the event the Executive cannot receive any such credit under any employee pension plan because of limitations under the Internal Revenue Code, within ninety days after the expiration of the Severance Period, the Executive shall receive a lump sum payment from the Company equal to the present value of any additional benefits to which the Executive would have been entitled under any Company employee pension plan had the Severance Period counted for purposes of vesting,
eligibility and benefit accrual (discounted at 5% per annum).
Severance hereunder shall be paid in lump sum on the effective date of the termination.  Severance pay pursuant to this Section shall be in lieu of severance pay pursuant to any Lone Star
policy or other agreement (except that nothing contained in this
Agreement shall affect the Executive's rights to severance in respect of service as a director and rights to bonuses under the
Company's Executive Incentive Plan, as may be in effect from time to time, whether as a result of a Change in Control or otherwise)
and all other obligations of the Company for severance pay under this Agreement.  For purposes of this Agreement, a "Change in
Control" shall be deemed to have occurred upon the occurrence of any of the following events:
(i)  Any acquisition by any individual, entity or group
(within the meaning of Section 13(d)(3) or 14(d)(2) of the
Securities Exchange Act of 1934 (the "Exchange Act")) (a
"Person") of beneficial ownership (within the meaning of Rule
13d-3 promulgated under the Exchange Act) of shares of common stock of the Company (the "Common Stock") and/or other voting securities of the Company entitled to vote generally in the
election of directors ("Outstanding Company Voting Securities")
after which acquisition such individual, entity or group is the beneficial owner of twenty percent (20%) or more of either (A)
(1) the then outstanding shares of Common Stock or (2) the
Outstanding Company Voting Securities; excluding, however, the following:  (1) any acquisition by the Company, (2) any
acquisition by an employee benefit plan (or related trust)
sponsored or maintained by the Company or (3) any acquisition by any corporation pursuant to a reorganization, merger,
consolidation or similar corporate transaction (in each case, a
"Corporate Transaction"), if, pursuant to such Corporate
Transaction, the conditions described in clauses (1), (2) and (3)
of paragraph (iii) of this Section 7 are satisfied; or (B) any transaction in which the Executive and the Chief Executive
Officer of the Company (both as of the date of this Agreement and subject to health related availability) (1) retain their current positions with the Company immediately after such transaction and
(2) will immediately after such transaction beneficially own an aggregate (for both such executives), directly or indirectly
(including, without limitation, ownership by family members, trusts or foundations for or controlled by family members), more than 5% of either (a) the then outstanding shares of common stock of the Company and/or (b) the other voting securities of the
Company entitled to vote generally in the election of directors
(any transaction under this clause (B) hereinafter referred to as a "Management Event").
(ii)  A change in the composition of the Board of
Directors of the Company (other than in connection with a
Management Event) such that the individuals who, as of the date hereof, comprise a class of directors of the Board (the members of each class of directors of the Board as of the date hereof shall be hereinafter referred to as an "Incumbent Class" and the members of all of the Incumbent Classes shall be hereinafter collectively referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the class; provided, however, for purposes of this subsection that any individual who becomes a member of an Incumbent Class subsequent to the date hereof whose election, or nomination for election by the
Company's stockholders, was approved in advance or
contemporaneously with such election by a vote of at least a majority of those individuals who are members of the Incumbent
Board and a majority of those individuals who are members of such Incumbent Class (or deemed to be such pursuant to this proviso), shall be considered as though such individual were a member of the Incumbent Class; but, provided further, that any such
individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the
Exchange Act) or other actual or threatened solicitation of
proxies or consents by or on behalf of a Person other than the
Board of Directors of the Company or actual or threatened tender offer for shares of the Company or similar transaction or other contest for corporate control (other than a tender offer by the
Company) shall not be so considered as a member of the Incumbent
Class; or
(iii)  The approval by the stockholders of the Company
of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by stock-
holders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); excluding, however, a Management Event or a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding shares of Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than eighty percent (80%) of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate
Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, (2) no Person (other than the
Company, any employee benefit plan (or related trust) of the
Company or the corporation resulting from such Corporate
Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Common Stock or Outstanding Company Voting Securities, as the case may be)
will beneficially own, directly or indirectly, twenty percent
(20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate
Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of board of directors of the corporation resulting from such Corporate Transaction; or
(iv)  The approval of the stockholders of the Company
of (1) a complete liquidation or dissolution of the Company or
(2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation (A) in connection with a
Management Event or (B) with respect to which following such sale or other disposition, (1) more than eighty percent (80%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the
individuals and entities who were the beneficial owners,
respectively, of the outstanding shares of Common Stock and
Outstanding Company Voting Securities immediately prior to such sale or other disposition, (2) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning,
immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Common Stock or Outstanding Company Voting Securities,
as the case may be) will beneficially own, directly or
indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting
securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.
In the event of any conflict between this Section 7 and
any other Section of this Agreement (other than Section 5), the terms of this Section 7 shall control, so that, without
limitation, the Executive shall be entitled to the payment and benefits provided under this Section 7 notwithstanding any
purported termination (whether for Cause or otherwise) and
regardless of whether such purported termination precedes or follows the giving of a notice of termination by the Executive under this Section 7 by the Company.
8.	Immediately upon the occurrence of a Change in
Control, the Company shall establish a grantor trust on behalf of the Executive, subject to the claims of the Company's creditors
(commonly referred to as a "Rabbi Trust").  The Company shall contribute to the Rabbi Trust an amount sufficient to provide for the severance benefits and payment of all other benefits under this Agreement (except benefits under the Executive Medical Plan for Retired Employees).  Any payments made to the Executive under this Agreement shall be made from such Rabbi Trust.  The Rabbi
Trust shall terminate and any remaining assets shall be returned to the Company no sooner than July 1, 2005, unless the Executive has provided written notice of an unsatisfied claim to the
trustee of the Rabbi Trust, in which case the Rabbi Trust shall not terminate until such claim is resolved pursuant to
paragraph 12.
9.	Upon presentation to Lone Star of appropriate
documentation, Executive will be entitled to reimbursement within guidelines established by Lone Star for all reasonable and necessary business expenses incurred by him for entertainment, travel and similar items and for costs for operating from the
Executive's Greenwich, Connecticut office.  However, the
Executive shall be personally responsible for rental payments such office as long as he decides, in his discretion, to maintain such office.
10.	Executive agrees that during his period of
employment by Lone Star and thereafter he shall hold in
confidence and not disclose to any unauthorized person any
knowledge or information acquired and possessed by him of a
confidential nature or any trade secret with respect to the
business of Lone Star, and not to disclose, publish or make use of the same without the prior express consent of Lone Star.
Executive shall be free to disclose such information, knowledge or trade secret in the ordinary course of his carrying out his duties as an officer of Lone Star, and shall be free to disclose such information, knowledge or trade secret during his period of employment by Lone Star and thereafter if such matters become public or if compelled by legal process.
11.	Executive agrees that during the term of his
employment he will not without the consent of Lone Star, in any manner, directly or indirectly, own, manage, be employed by, operate, join, control, participate in, be connected with, engage in, or become interested in any business competitive with, the business then carried on by Lone Star in those parts of the world where Lone Star does business.  Ownership of publicly traded securities of a business of the same or similar nature to, or competitive with, that carried on by Lone Star, shall not violate this paragraph, provided the Executive does not acquire more than
5% of the voting stock of any such corporation.  Notwithstanding any other provision of this Agreement, the Executive shall not be required to use his full time efforts hereunder and may take on outside business commitments provided they do not unreasonably impair his ability or capacity to serve as the Chairman of the
Board of the Company.
12.	(a)	Any dispute relating to this Agreement
arising between the Executive and the Company shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration proceedings, including the rendering of an award, shall take place in Stamford, Connecticut (or such other location mutually agreed upon by the Company and the Executive), and shall be
administered by the AAA.
(b)	The arbitral tribunal shall be appointed
within 30 days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the
Company, one by the Executive, and the third by both the Company and the Executive jointly; provided, however, that, if the
Company and the Executive do not select the third arbitrator within such 30-day period, such third arbitrator shall be chosen by the AAA as soon as practicable following notice to the AAA by the parties of their inability to choose such third arbitrator.
(c)	Decisions of such arbitral tribunal shall be
in accordance with the laws of the State of Connecticut
(excluding the conflicts of law rules which require the
application of any other law).  The award of any such arbitral tribunal shall be final (except as otherwise provided by the laws of the State of Connecticut and the Federal laws of the United
States, to the extent applicable).  Judgment upon such award may be entered by the prevailing party in any state or Federal court sitting in Connecticut or any other court having jurisdiction thereof, or application may be made by such party to any such court for judicial acceptance of such award and an order of
enforcement.
(d)	The Company shall reimburse the Executive for
all costs, including reasonable attorneys' fees, in connection with any proceeding (whether or not in arbitration) to obtain or enforce any right or benefit under this Agreement in which the
Executive is the prevailing party.
Any amounts not paid by the Company under this
Agreement within five business days after the date they are due shall be paid with interest from their due date at the rate
announced from time to time by Citibank, N.A. as its prime or similar rate plus 3%.
13.	Nothing is this Agreement shall in any manner
affect any benefit to which the Executive is entitled as a result of Executive's position as an outside director of the Company, and the Company hereby agrees that such benefits (including
without limitation post-service benefits consisting of $15,000 annual deferred compensation for ten years and continued life insurance coverage) have fully vested and may not hereafter be decreased, deleted, abridged, or in any other fashion adversely affected by the Company.
     14.	(a)	Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment or distribution by the Company (including any made from plans sponsored by the Company, through annuities, Rabbi Trusts or otherwise) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (including this Section 14), the Company's
Executive Incentive Plan or otherwise (any such payments or
distributions being individually referred to herein as a
"Payment", and any two or more of such payments or distributions being referred to herein as "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ("Code") (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional
amounts, being collectively referred herein to as the "Excise
Tax"), then Executive shall be entitled to receive and the
Company shall make an additional payment or payments
(individually referred to herein as a "Gross-Up Payment", and any two or more of such additional payments being referred to herein as "Gross-Up Payments") in an amount such that after payment by the Executive of all Taxes (as defined in Section 14(e)) imposed upon all Gross-Up Payments, Executive retains an amount of such
Gross-Up Payments equal to the Excise Tax imposed upon the
Payments.
		(b)	Subject to the provisions of Section 14(c) and
(d), any determination required to be made under Section 14(a)
including whether Gross-Up Payments are required and the amount of such Gross-Up Payments, shall initially be made, at the
Company's expense, by nationally recognized tax counsel retained to represent the Executive by the Company, such counsel to be mutually acceptable to the Company and Executive ("Tax Counsel").
 Tax Counsel shall provide detailed supporting legal authorities, calculations and documentation both to the Company and Executive within 15 business days after the termination of Executive's employment, if applicable, and such other time or times as is reasonably requested by the Company or the Executive.  If Tax
Counsel makes the initial determination that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion that no Excise Tax will be imposed with respect to any such Payment or Payments.  As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by the Company should have been made, and if upon any reasonable written request from Executive, the Company or Tax Counsel, Tax Counsel
thereafter determines that Executive is required to make a
payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at the Company's expense,
determine the amount of the underpayment that has occurred and any such underpayment (together with any additional Taxes
resulting from the Payment or resulting from the underpayment of
Excise Tax) shall be promptly paid by the Company to Executive.
		(c)	The Company shall defend (by the Tax Counsel or by
other nationally recognized tax counsel acceptable to the
Executive), hold harmless and indemnify the Executive on a fully grossed-up after Tax basis from and against any and all Excise
Tax, other Taxes, claims, losses, liabilities, obligations,
damages, impositions, assessments, demands, judgments,
settlements, fines, interest, costs and expenses (including
reasonable attorneys', accountants', and experts' fees and
expenses) (collectively, "Costs") with respect to any claim made against the Executive by the Internal Revenue Service, any other governmental agency or any other person or entity, for any Excise
Tax.
		(d)	Pending the outcome of any such claim, the Company
shall advance to Executive on an interest-free basis, the total amount of the Excise Tax or other Taxes claimed in order for
Executive to pay or cause to be paid the Excise Tax or other
Taxes claimed.  Executive shall, at the Company's reasonable request and at the Company's sole cost and expense, file a claim for refund of such Excise Tax and/or other Taxes and sue for a refund of such Taxes if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that the Company shall only be entitled to sue for a refund and the Company shall not be entitled to
initiate any proceeding in, for example, United States Tax Court)
and shall indemnify and hold Executive harmless, on a fully
grossed-up after Tax basis, from any Tax imposed with respect to such advance or with respect to any imputed income with respect to such advance.  Within ten (10) days after the Company is
notified of a claim against the Executive for Excise Tax, whether such notice is provided by the Executive or otherwise, the
Company (i) shall notify the Executive in writing (a "Defense
Notice") that the Company is defending and indemnifying the
Executive for such claim pursuant to Section 14(c), and
thereafter (ii) shall control the defense or prosecution, at its sole cost, expense and risk, of such claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a final determination; provided, however, that (i) the Company shall not, without Executive's prior written consent, enter into any compromise or settlement of such claim that would adversely affect Executive, (ii) any
request from the Company to the Executive regarding any extension of the statute of limitations relating to assessment, payment or collection of taxes for the taxable year of Executive with respect to which the contested issues involved in, and amount of, the claim relate is limited solely to such contested issues and amount, and (iii) the Company's control of any contest or
proceeding shall be limited to issues with respect to the claim and Executive shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal
Revenue Service or any other taxing authority.  So long as the
Company is diligently defending or prosecuting such claim,
Executive shall provide or cause to be provided to the Company any information reasonably requested by the Company that relates to such claim, and shall otherwise cooperate (at the Company's sole cost and expense) with the Company and its representatives in good faith in order to contest effectively such claim.  The
Company shall keep Executive informed of all developments and events relating to any such claim (including, without limitation, providing to Executive copies of all written materials pertaining to any such claim), and Executive or his authorized
representatives shall be entitled, at Executive's expense, to participate in all conferences, meetings and proceedings relating to any such claim.  If the Company fails to (i) timely deliver a
Defense Notice or (ii) thereafter perform the obligations under
Section 14(c) to the Executive's reasonable satisfaction, then
Executive shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of the Company, such claim.  Executive shall have full
control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Executive, the Company shall cooperate, and shall cause its affiliates to cooperate, in good faith with Executive and his authorized representatives in order to contest effectively such claim.  The Company may attend, but not participate in or
control, any defense, prosecution, settlement or compromise of any claim controlled by Executive pursuant to this Section 14(d)
and shall bear its own costs and expenses with respect thereto.
In the case of any claim that is defended or prosecuted by
Executive, Executive shall, from time to time, be entitled to current payment, on a fully grossed-up after Tax basis, from the
Company with respect to Costs incurred by Executive in connection with, or arising out of, such defense or prosecution.
		(e)	For purposes of this Section 14, the terms "Tax"
and "Taxes" mean any and all federal, state and local taxes of any kind whatsoever (including, but not limited to, any and all
Excise Tax, income taxes, FICA taxes and employment taxes),
together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or
additional amounts.
15.	The Company has purchased and shall maintain in
effect, on behalf of the Executive, an insurance policy to cover any litigation costs of the Executive (or his spouse) associated with the enforcement of this Agreement against the Company in an amount of $250,000.  The Company shall fully reimburse the
Executive for the federal, state and local taxes incurred by the
Executive in connection with the purchase and maintenance of such policy (the "Reimbursement") and any federal, state or local taxes on the Reimbursement, based on the highest marginal tax rate in effect so that the Executive has no federal, state or local tax liability as a result of this section.
16.	This Agreement constitutes the entire agreement
between the parties as to matters covered hereby and may not be changed or modified except by an agreement in writing signed by
Lone Star and the Executive.  This Agreement supersedes the
Superseded Employment Agreement.
17.	This Agreement shall be governed by and construed
in accordance with the laws of the State of Connecticut.
18.	This Agreement shall be binding upon and inure to
the benefit of the Company, including any purchaser of all or substantially all of the assets of the Company and the surviving entity of any merger or consolidation to which the Company is a party and the Executive and his heirs, executors, administrators and legal representatives.
19.	The Company agrees that if the Executive's
employment with the Company is terminated pursuant to this
Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between the Executive and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.
20.	Except as provided herein, this Agreement cannot
be assigned by Lone Star or Executive without prior written consent.

21.	All notices, communications, etc., shall be sent
to:
(a)	Corporate Secretary
Lone Star Industries, Inc.
300 First Stamford Place
Stamford, CT  06912

(b)	David W. Wallace
Two Greenwich Place, Suite 100
Greenwich, CT  06830


David W. Wallace


LONE STAR INDUSTRIES, INC.


By:
   William M. Troutman
   President and Chief
      Executive Officer

	    - and -


	By:
	   Jack R. Wentworth
   Chairman of the Compensation and
   Stock Option Committee

	EXHIBIT A

	THE EXECUTIVE MEDICAL PLAN


	COVERAGE


(1)	Provides for the full payment for medical services for the
employee and his qualified dependents which are recommended or performed by a legally qualified physician.

(2)	Provides for the full payment of hospital expenses.

(3)	Provides for the full payment of the charges made by a
physician for the performance of a surgical operation.

(4)	Provides for the full payment of examinations and laboratory tests taken while not confined in a hospital.

(5)	Provides for the full payment of medical expenses resulting
from an accident.

(6)	Provides for the full payment of dental expenses.

(7)	Provides for the full payment for prescription charges.

(8)	Provides for the full payment for eye examinations and eye
glasses.

(9)	Provides for short and long term nursing care (at home or in nursing care facilities).

(10)	Provides for reimbursement of Medicare Part B premiums.

	EXCLUSIONS


The coverages set forth above are subject to the following provisions and general exclusions:

Eligible expenses under the plan shall not include payment of any charge as follows:

(1)	For transportation or travel other than local use
of ambulance.

(2)	In connection with an injury or disease resulting
from war or any act of war, whether declared or undeclared, which war or act of war occurs while an individual is insured under this coverage.

(3)	Which are incurred on account of bodily injury
arising out of or in the course of employment by an employer, or disease with respect to which any benefits are payable under any workmen's compensation, occupational disease, or similar law.

(4)	Which is paid or payable or reimbursable by or
through any plan or program of any government or any subdivision or agency thereof, other than a plan or program established for its civilian employees.

 - Lifetime Benefit

The maximum lifetime benefit under this Executive
Medical Plan is $1,000,000 for each participant.


 - Non-Duplication of Benefits:

When benefits would be payable under another group plan, benefits under those plans will be coordinated to the extent that the total benefits under all programs will not exceed full reimbursement.


	EXHIBIT B

	LONE STAR INDUSTRIES
	EXECUTIVE MEDICAL AND LEGAL INSURANCE


Description:		Single Premium Insurance covering the failure or refusal of Lone
Star Industries or successor company to pay benefits
that are due, including failure as a result of financial insolvency.

Policy Period:	To be effective as agreed
Non-Cancelable

Coverage:		This policy will indemnify the executives for lost benefits, up to the Limits of Liability shown above for the following classes:

A)	David Wallace and Spouse
William Troutman and Spouse

B)	Other eligible executives of Lone Star Industries, Inc. (9)

The medical portion, applicable to Class A above, provides for the full payment of:

 - Medical services recommendation or performed by a legally qualified physician

 - Hospital expenses

 - Surgical charges

 - Out patient examinations and laboratory tests

 - Medical expenses resulting from an accident

 - Dental expenses

 - Prescription charges

 - Eye examinations and glasses

 - Short and long term nursing care, at home or in a nursing care facility, including room and board charges for the convalescent center

 - Reimbursement of Medicare Part B premiums

This program excludes charges for:

 - Transportation or travel other than those approved by Medicare

 - Treatment resulting from war or acts of war

 - Treatment arising out of or in the course of employment

 - Any expenses payable through any plan or program of government or any subdivision or agency thereof

Limits of Liability:	A)	Per Individual $1,000,000 Lifetime
Legal Expense Limit of Liability: $250,000 Each

B)	Legal Expense Limit of Liability: $100,000 Each

Premium:		$507,500 due at inception